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                                                                    Exhibit 99.1

                              FOR IMMEDIATE RELEASE

Contact: Stephen H. Gordon  Chairman & CEO         Telephone:  (949) 585-7500
         David S. DePillo   President & COO        Facsimile:   (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC.  ANNOUNCES
BANKING EXPANSION INTO SAN DIEGO COUNTY

IRVINE, CA - March 17, 2003- Commercial Capital Bancorp, Inc. ("CCBI" or the "Company"), (NASDAQ: "CCBI"), announced today that its bank subsidiary, Commercial Capital Bank (the "Bank"), has entered into a lease agreement to open its fourth banking office; the Company's first in San Diego County. The new banking office, located in the Village of La Jolla, CA, at 7825 Fay Avenue, is part of the Company's strategy of providing high-end, business, private and relationship banking services to its clientele of income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. The location, near the intersection of Prospect Place and Fay Avenue, offers significant visibility and abundant parking, while providing easy access for the Company's clientele. Tenant improvement construction is expected to begin in the latter part of April, and be completed in August 2003.

Stephen H. Gordon, Chairman and Chief Executive Officer stated, "The Company intends to selectively open a few banking offices in strategic locations where the Company already has existing concentrations of franchise relationships with income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals." Mr. Gordon continued, "The opportunity in San Diego County is to efficiently and profitably bring banking products and services to expand on the Company's already established market presence."

It is planned that Financial Institutional Partners Mortgage Corporation ("FIPMC"), the Company's multi-family and commercial mortgage banking subsidiary, will relocate its San Diego-based loan agents into the new La Jolla banking office, creating greater operating efficiencies and opportunities to provide banking services to the Company's existing borrower clientele. Since its inception in 1998, FIPMC has originated and funded over $180 million in multi-family and commercial real estate loans in San Diego County. The Bank already has over $10 million of deposits from San Diego County-based clients.

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base of income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At December 31, 2002, CCBI had total assets of $849.5 million, and its subsidiary, Commercial Capital Bank was the fastest growing banking organization in Orange County, based on percentage growth in total assets on a quarterly basis over the 24 months ended September 30, 2002 (source: www.fdic.gov). The Bank has three full service branches located at the Company's


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headquarters in Irvine, Rancho Santa Margarita, and in Riverside, CA. FIPMC, the
Company's mortgage banking subsidiary, was the 4th largest multi-family lender in California during the 12 months ended December 31, 2002. FIPMC has originated approximately $2.0 billion in multi-family and commercial real estate loans since its inception through December 31, 2002 and has loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Los Angeles, Irvine, and San Diego. ComCap Financial Services, Inc., the Company's NASD registered broker dealer, provides fixed income and mortgage-backed securities advisory and brokerage services to corporations, high net worth individuals and other financial institutions.

This release may include forward-looking statements (related to each company's plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.